EXHIBIT 10.2

NYTEX ENERGY HOLDINGS, INC.

2013 EQUITY INCENTIVE PLAN

NONSTATUTORY OPTION AGREEMENT

This Nonstatutory Option Agreement (the “Agreement”) is made and entered into as of the date set forth below (the “Grant Date”) by and between NYTEX Energy Holdings, Inc., a Delaware corporation (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2013 Equity Incentive Plan (the “Plan”).

Participant:
Total Option Shares:	Shares
Exercise Price Per Share:	$ /Share [EQUAL TO FMV ON GRANT DATE]
Grant Date:	, 2013
Expiration Date:	, 2023

1.             Grant of Option.  The Company hereby grants to Participant a Nonstatutory Option (this “Option”) to purchase the total number of shares of Common Stock of the Company set forth above as Total Option Shares (the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan. This Option is not intended to qualify as an “incentive stock option” under Code Section 422.

2.             Vesting.  This Stock Option shall vest and become exercisable in accordance with the following schedule:

Vesting Date	Vesting Percentage
%
%
%

Notwithstanding the foregoing, the Stock Option may vest, and become immediately exercisable, upon certain events, as described in the Plan.

3.             Exercise Period.  The vested portion of this Option may be exercised at any time prior to the Expiration Date, subject to the restrictions provided under this Section 3.

(a)           Voluntary Termination of Service.  If Participant’s employment with the Company and all Affiliates terminates for any reason, except death, disability or for cause, Participant may exercise the Stock Option (to the extent that it would have been exercisable by Participant as of the termination date), but only within such period of time ending on the earlier of

(i) the date ninety (90) days following Participant’s termination date or (ii) the Expiration Date, set forth above.

(b)           Death or Disability of Participant.  If Participant’s employment with the Company and all Affiliates terminates due to his death or disability (or Participant dies within three (3) months of the date on which his employment terminates when such termination is for any reason other than Participant’s disability or for cause), Participant (or Participant’s legal representative, estate or heirs, as the case may be) may exercise the Option (to the extent that it would have been exercisable by Participant as of the Participant’s termination date), but only within such period of time ending on the earlier of (i) the first anniversary of Participant’s termination date or (ii) the Expiration Date, set forth above.

(c)           Termination for Cause. If Participant’s employment is terminated for cause, then the Option will expire on Participant’s termination date, whether or not such Option was vested.

(d)           Expiration Date.  Notwithstanding any provision herein to the contrary, this Option shall expire and no longer be exercisable upon the Expiration Date.

(e)           Failure to Timely Exercise.  Except as otherwise specifically permitted under the Plan, if Participant (or his personal representative, estate or heirs, as the case may be) fails to exercise Participant’s Option within the time period specified in this Section 3, the Option shall terminate and will no longer be exercisable.

(f)            Definitions.  The following definitions apply for purposes of this Section 3.

(i)            “Disability” means the Participant’s permanent and total inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months. The determination of a Participant’s “Disability” shall be made in the sole and absolute discretion of the Committee.

(ii)           “Cause” means the termination of a Participant’s service with the Company or an Affiliate as a result of the occurrence of one or more of the following events: theft, embezzlement, fraud, or material misrepresentation; disclosure of trade secrets, client information or other confidential information; breach of the provisions of an agreement, covenant or other obligation with the Company or an Affiliate, including without limitation an employment agreement or a non-disclosure or confidentiality agreement; any material breach of his or her fiduciary duties in his or her capacity as a director, officer, employee or agent to the Company or an Affiliate; material mismanagement in the performance of his or her duties; willful failure to execute or comply with the major policies of the Company or an Affiliate or his stated duties; dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation in the performance of his or her stated duties; the commission of a felony or a crime involving moral turpitude; and the illegal use of drugs.  The determination of a Participant’s termination for “cause” shall be made in the sole and absolute discretion of the Committee.

4.             No Obligation to Employ.  Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or any

Affiliate, or limit in any way the right of the Company or any Affiliate to terminate Participant’s employment or other relationship at any time, with or without Cause.

5.             Manner of Exercise.

(a)           Option Exercise Agreement.  To exercise this Option, Participant (or in the case of exercise after Participant’s death or incapacity, Participant’s legal representative, estate or heirs, as the case may be) must deliver to the Company an executed Exercise Agreement in the form provided by the Committee, and such other documents as may be required by the Company and the Committee.  If someone other than Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Committee verifying that such person has the legal right to exercise the Option under the Plan.

(b)           Limitations on Exercise. The Option must be exercised in whole Shares and may not be exercised for fewer than one (1) Share.

(c)           Payment.  Except as otherwise permitted by the Company, the Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased and the amount of the applicable federal, state and local tax withholding imposed upon exercise of this Option, pursuant to the following methods:

(i)            by cash, wire transfer, certified check or bank draft;

(ii)           by “cashless exercise”, pursuant to which the Company withholds from the Shares that would otherwise be issued upon exercise that number of Shares with a Fair Market Value equal to the Exercise Price and applicable tax withholding;

(iii)          by delivery to the Company of unrestricted Shares having a Market Value equal to the Exercise Price of the Shares to be purchased; or

(iv)          a combination of the foregoing.

(d)           Issuance of Shares.  Upon satisfaction of the foregoing provisions of this Section 5 and, if applicable, following receipt of any other documents required by the Company or the Committee to be executed in connection with the exercise of this Option, Participant shall become a shareholder of record. The Company may, but is not required to, issue certificated Shares registered in the name of Participant or Participant’s legal representative, which may include the appropriate legends affixed thereto.

6.             Privileges of Stock Ownership.  Participant shall not have any of the rights of a stockholder with respect to any Shares until Participant becomes a shareholder of record, pursuant to Section 5(d) above.

7.             Nontransferability of Option.  Except to the extent otherwise provided herein, the Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant or in the event of Participant’s incapacity, by Participant’s legal representative.  Notwithstanding the foregoing, Participant may, subject to the approval of the Committee, transfer this Option to a family member or trust if, under Section 671 of the Code and applicable state law, Participant (or his family members) is considered the beneficial owner of the Option while it is held in trust and the trustee agrees, in writing, to be bound by the provisions of the Plan and this Agreement.

8.             Compliance with Laws and Regulations.  The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares under applicable securities laws or to perfect any exemption from such registration or qualification or to list any security on any stock exchange or automated quotation system.

9.             Tax Consequences.  Set forth below is a brief summary as of the Effective Date of the Plan of some of the federal and state tax consequences of exercise of the Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

(a)           Exercise of Nonstatutory Option.  There may be regular federal and state income tax liability upon the exercise of the Option. Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Participant is a current or former employee of the Company, the Company may be required to withhold from Participant’s compensation or collect from Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

(b)           Disposition of Shares from Nonstatutory Options.  If the Shares are held for twelve (12) months or less following the date of the transfer of the Shares pursuant to the exercise of an Option, any gain realized on disposition of the Shares will be treated as short-term capital gain. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of an Option, any gain realized on disposition of the Shares will be treated as long-term capital gain.

10.          Notices.  Any notice required to be given, or delivered, to the Committee under the terms of this Agreement shall be in writing (including a writing delivered by facsimile transmission or electronic mail) and addressed to the Committee at the principal corporate office of the Company. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below or to such other address as such party may designate in writing from time to time to the Committee. All notices shall be deemed to have been given or delivered upon: (a) personal delivery; (b) five (5) days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) one (1) business day after deposit with any return receipt express courier (prepaid); or (d) when receipt is acknowledged after transmission by facsimile or electronic mail.

11.          Interpretation. Any dispute regarding the interpretation of this Agreement shall be resolved by the Committee, which decision shall be final and binding on the Company and Participant.  In the event of an ambiguity, the Committee shall, to the extent necessary, interpret this Agreement in a manner that is intended to ensure the Option is exempt from Code Section 409A.

12.          Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to applicable restrictions on transfer, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives and permitted transferees.

13.          Governing Law.  To the extent not otherwise preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles.  If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

14.          Amendment.  The Committee may amend, modify or terminate this Agreement at any time prior to payment or exercise in any manner not inconsistent with the terms of this Plan; provided, however, that Participant’s rights under the Option shall not be impaired by such amendment unless (i) Participant consents in writing or (ii) the Committee determines that the amendment is required to avoid adverse tax consequences under Code Section 409A to Participant.

15.          Severability.  If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

16.          Further Instruments.  The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

17.          Headings.  The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

18.          Entire Agreement.  The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.  If any inconsistency should exist between the nondiscretionary terms and conditions of this Agreement and the Plan, the Plan shall govern and control.

19.          Acceptance.  Participant hereby acknowledges that he has read and understands the terms and provisions of this Agreement, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Participant should consult a tax advisor prior to such exercise or disposition.

IN WITNESS WHEREOF, the Company and Participant have caused this Agreement to be executed effective as of the Grant Date.

NYTEX ENERGY HOLDINGS, INC.

By:

Its:

PARTICIPANT

Address: